EXHIBIT 10.5

NEO 3-YEAR LTIP RSU AGREEMENT

THIS NEO 3-YEAR LTIP RSU AGREEMENT (this “Agreement”) is dated as of [●], 20___ (the “Award Date”) by and between HCP, Inc., a Maryland corporation (the “Corporation”), and [●] (the “Participant”).

W I T N E S S E T H

WHEREAS, the Compensation Committee has determined that the Participant is eligible to receive an award of restricted stock units, as described below, and

WHEREAS, pursuant to the HCP, Inc. 2014 Performance Incentive Plan, as amended and/or restated from time to time (the “Plan”), the Corporation hereby grants to the Participant, effective as of the date hereof, an award of restricted stock units under the Plan (the “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

2. Grant.  Subject to the terms of this Agreement, the Corporation hereby grants to the Participant a target Award of [●] stock units (the “Performance Units”) with respect to the performance period beginning on January 1, [2016] and ending on December 31, [2018] (the “Performance Period”).  As used herein, the term “stock unit” means a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock solely for purposes of the Plan and this Agreement.  The Performance Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Performance Units vest pursuant to Section 3.  The Performance Units shall not be treated as property or as a trust fund of any kind.  The Compensation Committee (the “Committee”) of the Board is the Administrator of the Plan for purposes of the Performance Units.  The Performance Units are subject to all of the terms and conditions set forth in this Agreement, and are further subject to all of the terms and conditions of the Plan, as it may be amended from time to time, and any rules adopted by the Committee, as such rules are in effect from time to time.

3. Vesting.  Subject to this Section 3, the number of Performance Units ultimately earned and vested under this Award shall be determined in accordance with Exhibit A attached hereto based on whether the Corporation has attained certain pre-established performance goals with respect to the Performance Period. The determination as to whether the Corporation has attained the performance goals set forth in Exhibit A with respect to the Performance Period shall be made by the Committee (the “Committee Determination”).  The Committee Determination shall be made no later than March 15 following the end of the

Performance Period.  The Performance Units shall not be deemed vested pursuant to any other provision of this Agreement earlier than the date that the Committee makes such determination, as required by Section 162(m) of the Code and the regulations promulgated thereunder.

4. Continuance of Employment.  The vesting schedule requires continued employment through the date of the Committee Determination (the “Vesting Period”), as provided in Section 3, as a condition to the vesting of the Award and the rights and benefits under this Agreement.  Employment for only a portion of the Vesting Period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Section 8 below or under the Plan.

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status as an employee at will who is subject to termination without Cause (as defined herein), confers upon the Participant any right to remain employed by or in service to the Corporation or any of its Subsidiaries, interferes in any way with the right of the Corporation or any of its Subsidiaries at any time to terminate such employment or services, or affects the right of the Corporation or any of its Subsidiaries to increase or decrease the Participant’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.

5. Dividend and Voting Rights.

(a) Limitations on Rights Associated with Units.  The Participant shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 5(b) with respect to Dividend Equivalent Rights) and no voting rights, with respect to the Performance Units and any shares of Common Stock underlying or issuable in respect of such Performance Units until such shares of Common Stock are actually issued to and held of record by the Participant.

(b) Dividend Equivalent Rights.  During such time as each Performance Unit remains outstanding and prior to the distribution of such Performance Unit in accordance with Section 7, the Participant will have the right to receive, with respect to such Performance Unit, an amount equal to the amount of any ordinary cash dividend paid by the Corporation on a share of Common Stock (a “Dividend Equivalent Right”); provided, however, that any Dividend Equivalent Right credited with respect to an outstanding Performance Unit (including, without limitation, any dividend equivalent credited through and including the date of the Committee Determination) that does not vest pursuant to Section 3 hereof shall immediately terminate upon the forfeiture of such Performance Unit, and the Participant shall not be entitled to any payment with respect thereto. In the case of Dividend Equivalent Rights credited with respect to an outstanding Performance Unit that vests pursuant to Section 3, the Dividend Equivalent Rights will be paid to the Participant in cash (without interest) as soon as practicable after the Committee Determination and in all events not later than March 15 of the year that follows the Performance Period.  Dividend Equivalent Rights will not be paid to the Participant with respect to any Performance Units that are forfeited pursuant to Section 3 or 8.

6. Restrictions on Transfer.  Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily.  The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

7. Timing and Manner of Payment.  As soon as administratively practical following the Committee Determination (and in all events no later than March 15 following the end of the Performance Period), the Corporation shall deliver to the Participant a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to the number of Performance Units that vest in accordance with Section 3; provided, however, that in the event that the vesting and payment of the Performance Units is triggered by the Participant’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) and the Participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of such separation from service, the Participant shall not be entitled to any payment of the Performance Units until the earlier of (a) the date which is six months after the Participant’s separation from service with the Corporation for any reason other than death, or (b) the date of the Participant’s death, if and to the extent such delay in payment is required to comply with Section 409A of the Code.  The Corporation’s obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Performance Units is subject to the condition precedent that the Participant or other person entitled under the Plan to receive any shares with respect to the vested Performance Units deliver to the Corporation any representations or other documents or assurances that the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.  The Participant shall have no further rights with respect to any Performance Units that are paid or that terminate pursuant to this Agreement.

8. Termination of Employment.  Notwithstanding any provisions to the contrary in any employment agreement, the HCP, Inc. Change in Control Severance Plan (or successor plan) or any other severance plan adopted by the Corporation, the provisions set forth in this Section 8 are applicable in the event of a termination of the Participant’s employment with the Corporation and its Subsidiaries.

(a) Qualifying Termination.    If, at any time during the Vesting Period, the Participant’s employment with the Corporation and its Subsidiaries is terminated (i) as a result of the Participant’s death, Disability or Retirement, or (ii) by the Corporation without Cause or by the Participant for Good Reason, the Performance Units will remain outstanding during the remainder of the Vesting Period and will remain subject to Section 3. The Participant will be entitled to the number of Performance Units the Participant would have received in accordance with Section 3, if any, had the Participant remained employed until the end of the Vesting Period.

(b) Forfeiture of Performance Units Upon Certain Terminations of Employment.  If at any time during the Vesting Period, the Participant’s employment with the Corporation and its Subsidiaries is terminated (i) by the Corporation or (ii) by the Participant, excluding any termination contemplated by Section 8(a), all of the Performance Units shall be automatically forfeited and cancelled in full effective as of such termination of employment and this Agreement shall be null and void and of no further force and effect.

(c) Termination of Performance Units. Any portion of any of the Participant’s Performance Units that is not vested after giving effect to the provisions of Section 8(a) shall terminate. If any unvested Performance Units are terminated hereunder, such Performance Units shall automatically terminate and be cancelled as of the date of the Committee’s determination of the relevant level of performance achieved, without payment of any consideration by the Corporation and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be.

(d) Definitions. As used in this Agreement:
(i) “Disability” means a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Administrator).

(ii) “Retirement” means, that, as of the date of termination of the Participant’s employment, the Participant has attained [CEO: age 65 and completed at least 5 full years of service as an officer of the Corporation and its Subsidiaries] [Other Participants: (A) age 65 and completed at least 5 full years of service as an employee of the Corporation and its Subsidiaries and/or a member of the Board, or (B) age 60 and completed at least 15 full years of service as an employee of the Corporation and its Subsidiaries and/or a member of the Board].

(iii) “Cause” shall have the meaning set forth in the Participant’s applicable employment agreement, or if the Participant is not party to an employment agreement with the Corporation or its Subsidiaries, then in the Corporation’s general severance plan applicable to the Participant.

(iv) “Good Reason” shall have the meaning set forth in the Participant’s applicable employment agreement, or if the Participant is not party to an employment agreement with the Corporation or its Subsidiaries, then in the Corporation’s general severance plan applicable to the Participant.

9. Adjustments Upon Specified Events; Change in Control Event.

(a) Adjustments.  Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in accordance with such section in the number of Performance Units then outstanding and the number and kind of securities that may be issued in respect of the Award.  No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are paid pursuant to Section 5(b).

(b) Change in Control Event.  Notwithstanding any provisions to the contrary in any employment agreement, the HCP, Inc. Change in Control Severance Plan (or successor plan) or any other severance plan adopted by the Corporation, if a Change in Control Event with respect to the Corporation occurs at any time during the Vesting Period, the Performance Period for all outstanding Awards will be shortened, if such Performance Period has not already ended, so that the Performance Period will be deemed to have ended on the last day prior to such Change in Control Event and the Committee Determination pursuant to Section 3 shall be made within 20 days following the Change in Control Event.  A Participant shall become vested in a number of Performance Units, if any, determined in accordance with Section 3 based on such shortened Performance Period.  On or as soon as administratively practical following the Change in Control Event (and in all events no later than 30 days following such Change in Control Event), the Corporation shall deliver to the Participant a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to the number of Performance Units that vest in accordance with this Section 9(b).

10. Tax Withholding.  Upon vesting of any Performance Units or any distribution of shares of Common Stock in respect of the Performance Units, the Participant or other person entitled to receive such distribution may irrevocably elect, in such manner and at such time or times prior to any applicable tax date as may be permitted or required under Section 8.5 of the Plan and rules established by the Administrator, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates; provided, however, that in the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Performance Units, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

11. Notices.  Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s payroll records.  Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.  Any such notice shall be given only when received, but if the Participant is no longer an Eligible Person, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 11.

12. Plan.  The Award and all rights of the Participant under this Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference.  The Participant agrees to be bound by the terms of the Plan and this Agreement.  The Participant acknowledges having read and understanding the Plan, the Prospectus for the Plan and this Agreement.  Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

13. Entire Agreement.  This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.  The Plan and this Agreement may be amended pursuant to Section 8.6 of the Plan.  Any such amendment must be in writing and signed by the Corporation.  Any such amendment that materially and adversely affects the Participant’s rights under this Agreement requires the consent of the Participant in order to be effective with respect to the Award.  The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.  The Participant acknowledges receipt of a copy of this Agreement, the Plan and the Prospectus for the Plan.

14. Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  The Participant shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Performance Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to the Performance Units, as and when payable hereunder.  The Award has been granted to the Participant in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Participant.

15. Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles thereunder.

18. Construction.  It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

19. Clawback Policy.    The Performance Units are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Performance Units or any shares of Common Stock or other cash or property received with respect to the Performance Units (including any value received from a disposition of the shares acquired upon payment of the Performance Units).

The Participant’s acceptance of the Award through the electronic stock plan award recordkeeping system maintained by the Corporation or its designee constitutes the Participant’s agreement to the terms and conditions hereof, and that the Award is granted under and governed by the terms and conditions of the Plan and this Agreement.

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EXHIBIT A

Award Subject to Relative TSR Performance. One hundred percent (100%) of the Award (the “TSR Award”) shall be eligible to vest in accordance with this Exhibit A.  The TSR Award will be subject to forfeiture and cancellation by the Corporation if the Corporation’s performance during the Performance Period does not meet or exceed the threshold goal for the Performance Period.  Performance at or above the threshold level will result in the TSR Award becoming vested in the amount set forth below.  The vesting for performance between the threshold and extraordinary levels shall be based on linear interpolation.

Performance	Threshold	Target	High	Extraordinary
Relative Three-Year Annualized Total Shareholder Return	25th percentile ranking	50th percentile ranking	65th percentile ranking	80th percentile ranking
Percentage of TSR Award Vesting	50%	100%	150%	200%

“Total Shareholder Return” or “TSR” means total shareholder return as applied to the Corporation, meaning stock price appreciation from the beginning to the end of the Performance Period, plus dividends and distributions made or declared (assuming such dividends or distributions are reinvested in the common stock of the Corporation) during the Performance Period.  For purposes of computing TSR, the stock price at the beginning of the Performance Period will be the closing price of a share of common stock on the first day of the Performance Period, and the stock price at the end of the Performance Period will be the average price of a share of common stock over the 10 trading days ending on the last day of the Performance Period, adjusted for changes in capital structure.

“Relative Three-Year Annualized Total Shareholder Return” shall be based on the Corporation's three-year annualized TSR compared to the TSRs of the companies that constitute the FTSE NAREIT Equity Health Care Index on the date of the applicable determination and that, during the Performance Period, traded continuously on a national securities exchange, as such term is defined by the SEC.

A-1